FOR IMMEDIATE RELEASE	News Release
Mercury Systems Mourns Passing of Board Member George K. Muellner

ANDOVER, Mass. - Feb. 13, 2019 - It is with great sorrow that Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com) today reported that George K. Muellner, a member of its Board of Directors since 2010, passed away on Feb. 11 in Newport Beach, Calif., at age 75.

“We are deeply saddened by the passing of George,” said Mark Aslett, President and CEO of Mercury Systems. “He contributed significantly to Mercury and will be sorely missed by all who knew him. His counsel, dedication and experience were critical in helping to guide and grow the Company. On behalf of our employees and the Board of Directors, I extend our sincere condolences to George’s family and especially his wife, Vicki.”

Mr. Muellner had been a member of the Mercury Systems Board of Directors since 2010. Prior to that, he was president of Advanced Systems for the Integrated Defense Systems business unit of The Boeing Company until his retirement in February 2008. In this role, he was responsible for developing advanced concepts and technologies, and executing new programs prior to their reaching the system design and development phase. Prior to this assignment, Mr. Muellner was vice president-general manager of Air Force Systems at Boeing starting in July 2002, responsible for all domestic and international Air Force programs. He became president of Phantom Works, Boeing’s advanced research and development unit in June 2001, after serving as vice president-general manager since October, 1998, when he joined Boeing. Prior to that, he served 31 years in the U.S. Air Force, retiring as a lieutenant general from the position of principal deputy for the Office of the Assistant Secretary of the Air Force for Acquisition in Washington, D.C.

A highly decorated veteran, Mr. Muellner spent most of his career as a fighter pilot and fighter weapons instructor, test pilot, and commander. He flew 690 combat missions in Vietnam, receiving three awards of the Distinguished Flying Cross and 27 awards of the Air Medal, among other decorations. He directed the Joint Surveillance Target Attack Radar System (JSTARS) program, and commanded the first JSTARS deployment during Operation Desert Storm.

Mr. Muellner served as president of the American Institute of Aeronautics and Astronautics, as a member of the Air Force Scientific Advisory Board, Defense Science Board Intelligence Task Force, and vice chairman of the Board of the Aerospace Corporation.

Among his many honors, Muellner received the Defense and Air Force Distinguished Service Medals and the Legion of Merit; he was elected to the National Academy of Engineering; a Fellow of the Society of Experimental Test Pilots; a Fellow of the Royal Aeronautical Society, AFA’s Theodore von Karman award; the National Defense Industrial Association’s Bob Hope Distinguished Citizen Award; the Aerospace Test Pilot Walk of Honor; and Aviation Week’s Curtis Sword Award.
Mercury Systems – Innovation That Matters®
Mercury Systems is a leading commercial provider of secure sensor and safety-critical processing subsystems. Optimized for customer and mission success, Mercury's solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry's current and emerging technology needs. To learn more, visit www.mrcy.com and follow us on Twitter.

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Contact:
Robert McGrail, Director of Corporate Communications
Mercury Systems, Inc.
+1 978-967-1366 / rmcgrail@mrcy.com

Mercury Systems is a trademark and Innovation That Matters is a registered trademark of Mercury Systems, Inc.

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